UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
July 20, 2012

FRANKLIN COVEY CO.

(Exact name of registrant as specified in its charter)

Commission File No. 1-11107

Utah	87-0401551
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

2200 West Parkway Boulevard
Salt Lake City, Utah  84119-2099
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code:  (801) 817-1776

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 20, 2012, Franklin Covey Co. (the Company) appointed Michael Fung, 61, to its Board of Directors.  Mr. Fung has spent the past 11 years at Wal-Mart Stores, Inc. where he was the Senior Vice-President and Chief Financial Officer of Wal-Mart U.S., a position he held from 2006 through his retirement in February 2012.  From 2001 to 2003, Mr. Fung served as Vice President of Finance and Administration for Global Procurement and was promoted in 2003 to Senior Vice President and Chief Audit Executive.  In his previous roles with Wal-Mart, Mr. Fung was responsible for U.S. finance operations, including strategy, merchandising, logistics, real estate, operations, professional services, and financial planning and analysis.  Prior to his experience at Wal-Mart, Mr. Fung held financial leadership positions at Universal Foods Corporation, Vanstar Corporation, Bass Pro Shops, Inc., and Beatrice Company.  The Company believes that Mr. Fung’s strong financial background and international leadership experience will be a valuable addition to its Board of Directors.  Mr. Fung is an “independent director” under the listing standards of the New York Stock Exchange.

Mr. Fung received his Bachelor’s degree in accounting from the University of Illinois and a MBA from the University of Chicago.  Mr. Fung is a certified public accountant in the state of Illinois and is an active board member of the Asian Pacific Islander American Scholarship Fund.

Mr. Fung will be compensated for his services in accordance with the Company’s compensation program for directors as set forth in the Company’s proxy statement filed with the Securities and Exchange Commission on December 22, 2011.

Mr. Fung has been appointed to the audit committee and his term will expire at the annual meeting of shareholders scheduled to be held following the end of fiscal 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN COVEY CO.

Date:	July 26, 2012	By:	/s/ Stephen D. Young
Stephen D. Young
Chief Financial Officer